UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2021

OASIS PETROLEUM INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34776	80-0554627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin Street, Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 404-9500

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OAS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 –Election of Director

Appointment of Marguerite Woung-Chapman to Board of Directors

Effective November 22, 2021, the Board of Directors (the “Board”) of Oasis Petroleum Inc. (the “Company”) increased the size of the Board by one director (to a total size of eight directors) and filled the resulting vacancy created by such increase by appointing Ms. Woung-Chapman, age 56, as an independent director. Ms. Woung-Chapman will hold office until the date of the Company’s 2022 Annual Meeting of Stockholders and until her successor shall be elected and qualified or until her earlier death, resignation, retirement, disqualification or removal. Ms. Woung-Chapman will serve on the Compensation Committee and the Nominating, Environmental, Social & Governance Committee.

Ms. Woung-Chapman currently serves as a Director of the general partner of Summit Midstream Partners, LP and Chair of its Corporate Governance and Nominating Committee. Previously, Ms. Woung-Chapman served as Senior Vice President, General Counsel and Corporate Secretary at Energy XXI Gulf Coast, Inc., a NASDAQ-listed independent exploration and production company in the U.S. Gulf Coast Region. Prior to that, from 2012 to 2017, Ms. Woung-Chapman served in various capacities at EP Energy Corporation, an NYSE-listed independent oil and gas exploration and production company, including as Senior Vice President, Land Administration, General Counsel and Corporate Secretary. From 1991 until 2012 Ms. Woung-Chapman served in various capacities of increasing responsibility with El Paso Corporation and its predecessors, including as Vice President, Legal Shared Services, Corporate Secretary and Chief Governance Officer. Ms. Woung-Chapman currently serves as the Chair of the Board of Directors and President of the Girl Scouts of San Jacinto Council, which is the second largest Girl Scout council in the country. Ms. Woung-Chapman holds a B.S. in Linguistics from Georgetown University and a J.D. from the Georgetown University Law Center.

The Board selected Ms. Woung-Chapman because of her valuable and extensive experience in all aspects of management and strategic direction of publicly-traded energy companies, including a unique combination of corporate governance, regulatory, compliance, corporate and asset transactional, legal and business administration experience.

The Board has determined that Ms. Woung-Chapman qualifies as an independent director under the corporate governance standards of the Nasdaq Stock Market LLC and the independence requirements of Section 10C-1(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Ms. Woung-Chapman was not appointed to the Board pursuant to any arrangement or understanding with any other person. Ms. Woung-Chapman has no family relationships with any director or executive officer of the Company and there are no transactions in which Ms. Woung-Chapman has an interest requiring disclosure under Item 404(a) of Regulation S-K.

As compensation for her service on the Board, Ms. Woung-Chapman will receive the Company’s standard compensation for non-employee directors as disclosed in the Company’s 2021 proxy statement filed by the Company with the U.S. Securities and Exchange Commission (the “SEC’) on March 18, 2021 except that, in connection with her appointment, Ms. Woung-Chapman received an award of restricted stock under the Company’s 2020 Long Term Incentive Plan with a value of approximately $370,000 on the date of grant, which award vests in two equal installments on each of the first and second anniversary of the date of grant subject to Ms. Woung-Chapman’s continued service as a member of the Board on the applicable vesting dates. It is not contemplated that any additional awards will be granted during the first two years of Ms. Woung-Chapman’s service on the Board.

The Company and Ms. Woung-Chapman will enter into the Company’s standard form of indemnification agreement for directors, a copy of which was previously filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on November 20, 2020.

Item 7.01 Regulation FD Disclosure.

On November 23, 2021, the Company issued a press release announcing Ms. Woung-Chapman’s appointment to the Board, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information contained under this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit No.	Description of Exhibit

99.1	Press Release, dated November 23, 2021.

104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OASIS PETROLEUM INC. (Registrant)

Date: November 23, 2021	By:	/s/ Nickolas J. Lorentzatos
Nickolas J. Lorentzatos
Executive Vice President, General Counsel and Corporate Secretary